                           Exhibit 5.2

                                         __________________________, 1996



D. Russell Burwell
Michael R. Burwell
Gymno Corporation
Redwood Mortgage Investors VIII
650 El Camino Real, Suite G
Redwood City, CA 94063


                   Re:       Redwood Mortgage Investors VIII;
                             ERISA Opinion;
                             Our File No.:  BUR03-009


Gentlemen:

     We are acting as counsel for Redwood Mortgage Investors VIII, a limited partnership formed under the California Revised Limited Partnership Act, with respect to its Registration Statement on Form S-11, Registration No.________, as may be amended (the "Registration Statement") and the Preliminary Prospectus (the "Prospectus") included therein, filed by you with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 300,000 Units of Limited Partnership Interests (the "Units"). Unless otherwise stated herein, capitalized terms not otherwise defined shall have the meanings ascribed to them in the Prospectus.

     You have requested our opinion as to certain questions arising under the Employee Retirement Income Security Act of 1974 involved in the operation of the referenced Partnership. This opinion is based upon the provisions of the Employee Retirement Income Security Act of 1974 ("ERISA"), the applicable Department of Labor Regulations (DOL Regulations"), proposed DOL Regulations, the Internal Revenue Code of 1986, as amended (the "Code"), the applicable Treasury Regulations promulgated thereunder (the "Regulations"), and proposed Treasury Regulations (the "Proposed Treasury Regulations"), current administrative rulings and judicial interpretations of the foregoing, all existing as of the date of this letter. It must be emphasized, however, that all such authority is subject to modification at any time by legislative, judicial and/or administrative action and that any such modification could be applied on a retroactive basis.

     The Partnership will not request (and would not likely obtain) a ruling from the Department of Labor as to any matters related to ERISA and the herein described transactions. While the Partnership will receive this opinion, it is not binding upon the Department of Labor. Thus, there can be no assurance that the Department of Labor will not contest one or more of the conclusions reached herein, or one or more matters as to which no opinion is expressed herein, nor can there be any assurance that the Department of Labor will not prevail in any such contest. Further, even if the Department of Labor were not successful in any such contest, the Partnership, or the Limited Partners in opposing the Department of Labor's position, could incur substantial legal, accounting and other expenses.

                                     OPINION

     Our opinion is limited to a consideration of the following matters:

     (1) Whether the underlying  assets of the Partnership will, under ERISA, be
considered  "plan  assets"  of  a  Tax-Exempt   Investor  that  invests  in  the
Partnership, and

     (2) Whether various proposed transactions involving the Partnership, the General Partners, their Affiliates and the Tax-Exempt Investors will violate either (1) the prohibitions against fiduciary self-dealing in Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code, or (2) the prohibitions against transactions with parties in interest in Section 406(a) of ERISA and Sections 4975(c)(1)(A) through (D) of the Code.

     Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code prohibit a fiduciary of a Tax-Exempt Investor from engaging with the Tax-Exempt Investor in various acts of self-dealing. If the General Partners or their Affiliates are fiduciaries with respect to Tax-Exempt Investors, investment by those plans in the Partnership could constitute a violation of Section 406(b) of ERISA and Section 4975(c)(1)(E) and (F) of the Code. Therefore, the critical issue is to what extent, if any, the General Partners or their Affiliates meet the definition of "fiduciary" under ERISA. Under Section 3(21)(A) of ERISA,

     . . . a person is a fiduciary with respect to a plan to the extent (i) he exercises any discretionary authority or discretionary control respecting management of such plan or exercises any authority or control respecting management or disposition of its assets, (ii) he renders investment advice for a fee or other compensation, direct or indirect, with respect to any moneys or other property of such plan, or has any authority or responsibility to do so, or
(iii) he has any discretionary authority or discretionary responsibility in the administration of such plan.

     Section 4975(e)(3) of the Code contains a substantially similar definition.

     Based on the facts presented in the Prospectus, we are of the opinion that the General Partners and their Affiliates are not fiduciaries with respect to Tax-Exempt Investors for the reasons discussed below. First, the General Partners and their Affiliates will not permit Tax-Exempt Investors to purchase Units with assets of any plans (i) if the General Partners and their Affiliates have investment discretion with respect to such assets or (ii) if they regularly give individualized investment advice which serves as the primary basis for the investment decisions made with respect to such assets. In rendering this opinion, we assume that no transaction will be entered into in violation of these restrictions. Second, the activities of the General Partners and their Affiliates with respect to the Partnership will not make the General Partners and their Affiliates fiduciaries with respect to any Tax-Exempt Investors. None of their activities with respect to the Partnership, as described in the Prospectus, involve management or administration of a plan or rendering investment advice to a plan. Therefore, the General Partners and their Affiliates would be fiduciaries only if they were involved in "management or disposition" of "plan assets."

     The term "plan assets" is not defined by statue; however, in 1975, the Department of Labor1 issued Interpretive Bulletin 75-2 ("I.B 75-2") on the question of whether a transaction between a "party in interest"2 to a plan and a corporation or partnership in which the plan has invested would constitute a prohibited transaction. The Department of Labor stated, in part, that:

     Generally, investment by a plan in securities . . . of a corporation or partnership will not, solely by reason of such investment, be considered to be an investment in the underlying assets of such corporation or partnership so as to make the assets "plan assets" and thereby make a subsequent transaction between the party-in-interest and a corporation or partnership a prohibited transaction under Section 40-6 of [ERISA].

     It is our opinion that the underlying assets of the Partnership will not be considered assets of Tax-Exempt Investors under the law currently in effect. On January 8, 1985, the Department of Labor issued proposed regulations concerning the definition of what constitutes the assets of a plan. "Proposed Regulations Relating to the Definition of Plan Assets", 50 Fed. Reg. 961 (Jan. 8, 1985). An amendment to such proposed regulations was issued by the Department of Labor on February 15, 1985 (50 Fed. Reg. 6361) (such proposed regulations, as so amended, are referred to herein as the "Proposed DOL Regulations").

     The Proposed DOL Regulations were published in final form on November 13, 1986 (51 Fed. Reg. 41262, (November 13, 1986)) and are generally effective on or after March 13, 1987 (the "Final DOL Regulations"). Under the Final DOL Regulations, when a Tax-Exempt Investor acquires an equity interest in another entity, the plan's assets include its investment but do not, solely by reason of such investment, include any of the underlying assets of the entity where the equity interest is of an entity that is a "publicly offered security." 29 CFR 2510.3-101(a)(2).

     An "equity interest" means any interest in an equity other than an instrument that is treated as indebtedness under applicable local law. A profits interest in a partnership is considered an equity interest. 29 CFR 2510.3-101(b)(1). Accordingly, based upon counsel's opinion attached as Exhibit
5.1 to the Registration Statement, we are of the opinion that the Units in the Partnership will be "equity interests."

     The Units will be considered a "publicly offered security" only if they are: (i) "freely transferable," (ii) part of a class of securities that is "widely held," and (ii) sold pursuant to an effective registration statement under the Securities Act of 1933 and is later registered under the Securities Exchange Act of 1934. 29 CFR 2510.3-101(b)(2).

     The determination of whether the Partnership Units are "freely transferable" is a factual one. Nevertheless, where the minimum required investment is $10,000 or less, the securities are likely to be considered freely transferable. 29 CFR 2510.3-101(b)(4) and 51 Fed. Reg. 41268. The presence of any of the following restrictions governing the transferability of Units will not affect this finding:

     (1) Any requirement that not less than a minimum number of shares or units of such security be transferred or assigned by any investor, provided that such requirement does not prevent transfer of all of the then remaining shares or units held by an investor; -------- 1 The Department of Labor has authority to interpret Section 406 of ERISA and Section 4975(c)(1) of the Code. Section 102(a). Reorganization Plan No. 1978.

     2 As used herein, the phrase "party in interest" refers to both a party in interest under Section 3(14) of ERISA and a disqualified person under Section 4975(e)(2) of the Code.

     (2) Any prohibition against transfer or assignment of such security or rights in respect thereof to an ineligible or unsuitable investor;

     (3) Any restriction on, or prohibition against, any transfer or assignment which would either result in a termination or reclassification of the entity for federal or state tax purposes or which would violate any state or federal statute, regulation, court order, Judicial decree, or rule of law;

     (4) Any requirement that reasonable transfer or administrative fees be paid in connection with a transfer or assignment;

     (5) Any requirement that advance notice of a transfer or assignment be given to the entity and any requirement regarding execution of documentation evidencing such transfer or assignment (including documentation setting forth representations from either or both of the transferor or transferee as to compliance with any restriction or requirement described in this paragraph of this section or requiring compliance with the entity's governing instruments);

     (6) Any restriction on substitution of an assignee as a limited partner of a partnership, includIng a general partner consent requirement, provided that the economic benefits of ownership of the assignor may be transferred or assigned without regard to such restriction or consent (other than compliance with any other restriction described in this paragraph of this section;

     (7) Any administrative procedure which establishes an effective date, or an event, such as the completion of the offering, prior to which a transfer or assignment will not be effective; and

     (8) Any limitation or restriction on transfer or assignment which is not s created or imposed by the issuer or any person acting for or on behalf of such issuer.

     Accordingly, while a factual matter, we are of the opinion that the Units will be considered freely transferable within the meaning of the Final DOL Regulations.

     Whether the Units are considered "widely held" is determined by a bright-line test that the Units be held by 100 or more investors, independent from each other and management. 29 CFR 2510.3-101(b)(3). Based upon the representations of the General Partners, it is our opinion that the Partnership will meet this test.

     Finally, pursuant to the registration of the Units with the Securities and Exchange Commission and the undertakings required therewith, we are of the opinion that the Partnership will meet the "registration" requirements of 29 CFR 2510 3-101(b)(2).

     Therefore, we are of the opinion that only the Units of the Partnership, rather than the underlying investments of the Partnership, will be considered the plan assets by the Tax-Exempt Investors subscribing for Units in the Partnership.

     If, on the other hand, the underlying assets of the Partnership were deemed to be "plan assets" under ERISA (i) the prudence standards and other provisions of Part 4 of Title 1 of ERISA applicable to investments by employee benefit plans and their fiduciaries would extend (as to all plan fiduciaries) to investments made by the Partnership and (ii) certain transactions that the Partnership might seek to enter into might constitute "prohibited transactions" under ERISA.

     Based on and subject to the foregoing opinion regarding the status of the Partnership's underlying assets as other than plan assets, the activities of the General Partners and their Affiliates with respect to management and disposition of those assets do not make the General Partners and their Affiliates fiduciaries with respect to any Tax-Exempt Investors. Therefore, we are of the opinion that the prohibitions against fiduciary self-dealing contained in
Section 406(b) of ERISA and Sections 4975(c)(1)(E) and (F) of the Code would not be violated by the dealings of the General Partners and their Affiliates with the Partnership or the Tax-Exempt Investor's investment in the Partnership.

     Under Section 406(a)(1) of ERISA, a fiduciary of a plan may not cause the plan to enter into a transaction with a party in interest to the plan if that transaction constitutes a direct or indirect --

     (1) sale or exchange, or leasing, of any property between the plan and a party in interest;

     (2) lending of money or other extension of credit between the plan and a party in interest;

     (3) furnishing of goods, services, or facilities between the plan and a party in interest;

     (4) transfer to, or use by or for the benefit of, a party in interest, of any assets of the plan; or

     (5) acquisition, on behalf of the plan, of any employer security or employer real property in violation of Section 407(a).

     Sections 4975(c)(1)(A) through (D) of the Code describe prohibited transactions that are identical to those described in Sections 406(a)(1)(A) through (D)) of ERISA (substituting the term "disqualified person" for "party in interest"). There is no indication that the General Partners or their Affiliates will be parties in interest or disqualified persons with respect to any Tax-Exempt Investors as those terms are defined in Section 3(14) of ERISA and
Section 4975(e)(2) of the Code.


                                SCOPE OF OPINION

     The current state of the law with respect to many issues which might be raised in connection with the activities described herein is unsettled. Several of the relevant statutory provisions discussed above have been enacted only recently; few or no judicial interpretation of these provisions. Therefore, the consequences to the Partnership cannot be predicted with a high degree of assurance.

     There is no assurance that the Department of Labor will not raise issues that have not been discussed herein. The Department of Labor may disagree with our conclusions and may be upheld by a court. The Department of Labor has indicated that it will closely scrutinize activities such as those in which the Partnership will be engaged, and there is a very substantial possibility that the Department of Labor will examine the Partnership's activities and take position adverse to the Partnership.

     No opinion is expressed with respect to Federal or state securities laws, state and local taxes, and Federal or State income tax issues or any other Federal or state laws not explicitly referred to or discussed herein. Further, we have assumed no obligation to revise or supplement this Opinion letter should applicable law be changed by legislative, judicial or administrative law or otherwise.

     Except as set forth herein, we have made no independent attempt to verify the facts or representations or assumption made herein except to the extent we deem reasonable under ABA Formal Opinion 335 and in connection with our position as counsel to the Partnership. Where we render an opinion "to the best of our knowledge" or concerning an item that "has come to our attention" or our opinion otherwise refers to knowledge it means a conscious awareness of facts or other information based upon: (i) an inquiry of attorneys within this firm, (ii) receipt of a certificate executed by the General Partners covering such matters;
(iii) such other actual investigation, if any, that we specifically set forth herein. Reference to "us" or "our" is limited to a reference to the lawyer who signs this Opinion Letter or any lawyer of this firm who has been actively involved in preparing the relevant documents.

     The opinions expressed in this letter are based solely upon the information and representations set forth above and we have not attempted, nor deemed it necessary, to verify independently the relevant or pertinent facts or representations. If there have been any misstatements of facts or omissions of any material facts, or any amendment or change in any document referred to herein, please notify us, since any misstatement, omission or change may effect all or part of this opinion.

     This opinion is furnished solely to advise the Partnership, the Limited Partners, and you concerning the certain issues arising under ERISA involved in the operation of the Partnership. We have not represented the Limited Partners in connection with the preparation of the Registration Statement. Limited Partners should consult their own advisors and counsel with respect to the matters discussed herein. Except as expressly set forth below, this opinion may not be filed with or furnished to any other person, or any governmental agency, except for registered broker dealers who have executed selling agreements, and may not be quoted in whole or in part or otherwise referred to in any context, without, in each instance, out prior written consent, and without, in each instance, the exercise of due diligence on your part to verify that there are no material errors or omissions of fact and no changes in the facts or in the text of the documents you have provided us.

     We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to the references to this firm contained therein concerning this opinion and under the headings "ERISA CONSIDERATIONS" and "EXPERTS" in the Prospectus.

                              Sincerely,


                              WILSON, RYAN & CAMPILONGO